CAUTIONARY STATEMENT FOR PURPOSES OF THE "SAFE HARBOR"
PROVISIONS OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995
     Motorola desires to take advantage of the new "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995 and is filing this Form 8-K in order to do so. The Act only became law in late December 1995 and, except for the Conference Report, no official interpretations of the Act's provisions have been published. Many of the following important factors discussed below have been discussed in Motorola's prior SEC filings and, had the Act become effective at a different time, would have been discussed in an SEC Form 10-Q filing instead of this Form 8-K.
     Motorola wishes to caution readers that the following important factors, among others, in some cases have affected, and in the future could affect, Motorola's actual results and could cause Motorola's actual consolidated results for the first quarter of 1996, and beyond, to differ materially from those expressed in any forward-looking statements made by, or on behalf of,
Motorola:
-A moderating growth rate in the cellular subscriber base in the U.S. and, to some extent, in Europe and a relatively low growth rate (compared to other Motorola business units) in the two-way radio business subscriber base; changes in the growth of the Company's equipment businesses, such as the cellular, two-way radio and paging businesses, with effects on the results of other Motorola businesses, principally the Semiconductor Products Sector and the Automotive, Energy and Controls Group; difficulties in Motorola's iDEN(tm) (integrated Dispatch Enhanced Network) business related to the level of market acceptance of the technology and to the difficulties experienced by some current customers; general or specific economic conditions; the ability and willingness of purchasers to substitute other products for Motorola products, the perceived absolute or relative overall value of these products by the purchasers, including the features, quality and pricing compared to other competitive products, the level of availability of Motorola products and substitutes and the ability and willingness of purchasers to acquire newer or more advanced models; and pricing, purchasing, financing, operational, advertising and promotional decisions by intermediaries in the distribution channels, which could affect their supply of, or end user demand for, Motorola products;
-Underutilization of Motorola's plants and factories, or of any plant expansions or new plants, including, but not limited to, those in the Semiconductor Products Sector, resulting in production inefficiencies and higher costs; start-up expenses and inefficiencies and delays and increased depreciation costs in connection with the start of production in new plants and expansions;
-The amount, and rate of growth in, Motorola's selling, general and administrative expenses; and the impact of unusual items resulting from Motorola's ongoing evaluation of its business strategies, asset valuations and organizational structures;
-Continued or increased pressure to change the selling prices for Motorola's cellular, iDEN and other two-way radio products, semiconductors and other products, and the resulting effects on margins; Motorola's actions in connection with continued and increasing competition in many product areas, including, but not limited to, cellular subscriber products and including price competition; the provision of financing or other financial incentives by Motorola under or related to major infrastructure contracts, which could result in increased bad debt or other expenses or fluctuation of profit margins from period to period; fluctuating demand for certain products in certain seasons, such as paging and cellular subscriber products, as more products are sold to the consumer market; and the focus by some of Motorola's businesses--in particular, the cellular infrastructure and land mobile products businesses--on large system orders, which could result in fluctuating results from quarter to quarter;
-Difficulties in obtaining raw materials, supplies, power and natural resources and any other items needed for the production of semiconductors and other products; and capacity constraints limiting the amounts of orders Semiconductor Products Sector and other sectors can accept for certain products, causing effects on Motorola's ability to ship paging products, some cellular phones and other products;
-Difficulties or delays in the development, production, testing and marketing of products, including, but not limited to, a failure to ship new products and technologies when anticipated, including, but not limited to, two-way and voice paging, CDMA for cellular and PCS systems, wireless local loop, telephony and high-speed data for cable and integrated dispatch radio; the failure of customers to accept these products or technologies when planned; any defects in products; and a failure of manufacturing economies to develop when planned;
-Risks related to the IRIDIUM project, including any software, technological or market acceptance issues, performance failures or other difficulties by a party to any IRIDIUM related contracts or subcontracts, including any failure of Iridium, Inc. to receive additional financing needed for Iridium, Inc. to continue to make payments, as well as the amount of reserves related to the Iridium project, and changes to those reserves;
-The acquisition of fixed assets and other assets, including inventories and receivables; and the making or incurring of any expenditures and expenses, including, but limited to, depreciation and research and development expenses; any revaluation of assets or related expenses and the amount of, and any changes to, tax rates;
-Occurrences affecting the slope or speed of decline of the life cycle pricing curve for many Motorola products, or affecting Motorola's ability to reduce product and other costs, and to increase productivity;
-The effects of, and changes in, trade, monetary and fiscal policies, laws and regulations, other activities of governments, agencies and similar organizations, and social and economic conditions, such as trade restrictions or prohibitions, inflation and monetary fluctuations, import and other charges or taxes; the ability or inability of Motorola to obtain, or hedge against, foreign currency, foreign exchange rates and fluctuations in those rates; nationalizations and unstable governments and legal systems, and intergovernmental disputes, as well as actions affecting frequency, use and availability, spectrum authorizations and licensing;
-The costs and other effects of legal and administrative cases and proceedings (whether civil, such as environmental and product-related, or criminal), settlements and investigations, claims, and changes in those items, developments or assertions by or against Motorola relating to intellectual property rights and intellectual property licenses; adoptions of new, or changes in, accounting policies and practices and the application of such policies and practices; and
-The effects of changes within Motorola's organization or in compensation and benefit plans; any activities of parties with which Motorola has an agreement or understanding, including any issues affecting any investment or joint venture in which Motorola has an investment; the amount, type and cost of the financing which Motorola has, and any changes to that financing.